Exhibit 3.2

CLIP INTERACTIVE, LLC

AMENDMENT NO. 1 TO THE

FOURTH AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) TO THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (the “Operating Agreement”), of CLIP INTERACTIVE, LLC (the “Company”), dated and effective as of March 22, 2019 (the “Effective Date”), by and among the Company, Jeffrey J. Thramann (the “Founder”) and each other person who becomes a member of the Company in accordance with the terms of the Agreement (collectively, the “Shareholders”). All capitalized terms used herein and not otherwise defined in this Amendment shall have the meanings assigned to them in the Operating Agreement.

RECITALS

WHEREAS, the Shareholders have formed the Company as a limited liability company pursuant to the Colorado Limited Liability Company Act.

WHEREAS, the Shareholders are holders of the Company’s Shares and are a party to the Fourth Amended and Restated Limited Liability Company Agreement of the Company, dated and effective as of October 19, 2018 by and among the Shareholders, the Founder and the Company; and

WHEREAS, the parties to such Operating Agreement desire to amend the Operating Agreement as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Shareholders agree as follows:

1.                   Section 3.6.4 of the Operating Agreement (entitled “Series C Preferred Valuation Protection”) is hereby deleted in its entirety effective as of October 19, 2018.

2.                   Section 3.6.8 of the Operating Agreement is hereby amended in its entirety to read as follows:

3.6.8	Exchanges of Certain Outstanding Shares.

3.6.8.1                Effective as of 5:00 PM Mountain Time on October 26, 2018 (the “Initial Exchange Time”) or 5:00 PM Mountain Time on March 22, 2019 (the “Subsequent Exchange Time”; and collectively referred to the “Exchange Times”), as applicable, all outstanding securities of the Company constituting Participating Securities (as defined below) shall be exchanged (without duplication) for other securities of the Company as provided for in this Section 3.6.8 (such exchanges being collectively referred to herein as the “Exchanges”). Any outstanding securities of the Company constituting Non-Participating Securities (as defined below) shall not be eligible for the Exchanges. Non-Participating Securities shall continue to remain outstanding and unchanged following the applicable Exchange Times and the Exchanges.

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3.6.8.2                As of the applicable Exchange Time, all Participating Securities (as defined below) shall automatically, and without any further action on the part of any holder of such Participating Securities, be exchanged and automatically converted (without duplication) as follows: (A) 9.07 Series C Preferred Shares shall be issued in exchange for each Series A Preferred Share, (B) 9.07 Series C Preferred Shares shall be issued in exchange for each Series B Preferred Share, (C) 9.07 Series F Preferred Shares shall be issued in exchange for each Series F Preferred Share, and (D) 9.07 Series 1 Common Shares shall be issued in exchange for each Series 1 Common Share.

3.6.8.3                Following the Exchanges, (i) the Series A Original Issue Price shall remain at $1.00 per share; (ii) the Series B Original Issue Price shall remain at $1.0435 per share; (iii) the Series C Original Issue Price shall remain at $0.115 per share; and (iv) the Series F Original Issue Price shall remain at $0.01 per share. Following the Exchange, the applicable Conversion Price and Conversion Rate for the Series A, Series B, Series C and Series F Preferred Shares shall remain unchanged.

3.6.8.4                For outstanding options and warrants which are considered Participating Securities, the number of shares and exercise price of such options and warrants shall be automatically and ratably adjusted to reflect the Exchanges as of the Initial Exchange Time or Subsequent Exchange Time, as applicable. Accordingly, as of the applicable Exchange Time (i) the number of shares for which such option or warrant is exercisable shall be multiplied by 9.07 and (ii) the per share exercise price shall be divided by 9.07. Any warrants issued (in exchange for a consent and waiver) in respect of Non-Participating Securities following the Initial Exchange Time shall be cancelled if the holder of such warrants subsequently participates in the Pro Rata Series B Financing prior to the Subsequent Exchange Time.

3.6.8.5                The number of shares of any particular class or series of securities to be issued to any holder of Participating Securities (including options and warrants) pursuant to the Exchanges shall be rounded up or down (as applicable) to the nearest whole share, with 0.50 and higher being rounded up. Each holder in the Exchanges contemplated by this Section 3.6.8 hereby acknowledges and agrees that such holder forfeits any fractional share to which such holder is otherwise entitled to upon the Exchanges as a result of the rounding functions set forth in this Section 3.6.8. The adjusted per share exercise price of any options or warrants shall be calculated out to four decimal places (rounded).

3.6.8.6                All Company securities exchanged for other Company securities pursuant to the Exchange shall be automatically cancelled as of the applicable Exchange Time.

3.6.8.7                For purposes of this Section 3.6.8, the term “Non- Participating Securities“ shall mean (as of any Exchange Time) any securities of the Company (whether preferred shares, common shares, options or warrants) held by any holder of shares of Series A Preferred Shares or Series B Preferred Shares who (as of such Exchange Time) had not participated in the Pro Rata Series B Financing by purchasing in the aggregate at least 100% of such holder’s Pro Rata Series B Allocation in the Pro Rata Series B Financing.

3.6.8.8                For purposes of this Section 3.6.8, the term “Participating Securities“ shall mean (as of any Exchange Time) all securities of the Company (whether preferred shares, common shares, options or warrants) other than Non-Participating Securities. Any shares of Series 1 Common Stock or equivalents (such as options or warrants) initially issued on or after October 28, 2018 shall not be considered Participating Securities and shall not be eligible for the Exchanges. Shareholders shall be deemed to have participated if (prior to the applicable Exchange Time) they have (x) executed and delivered subscription documents to the Company and (y) have paid the applicable purchase price for the subscribed securities and/or entered into payment terms acceptable to the Company.

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3.6.8.9                For purposes of this Section 3.6.8, the term “Pro Rata Series B Financing“ shall mean the Company’s offering of Series B Preferred Shares to existing Shareholders which commenced on or about March 20, 2018 and which (x) initially terminated at 5:00 PM Mountain Time on October 26, 2018 (the “Initial Termination Time”), and (y) which subsequently was extended until 5:00 PM Mountain Time on March 22, 2019 (the “Subsequent Termination Time”). The Pro Rata Series B Financing consists of a base offering of 2,529,947 Series B Preferred Shares pro rata to existing Shareholders, which pro rata base offering (if fully subscribed) would raise an aggregate of $2,640,000.

3.6.8.10             For purposes of this Section 3.6.8, the term “Pro Rata Series B Allocation“ shall mean the allocation of Series B Preferred Shares in the Pro Rata Series B Financing for each Shareholder which allocation was calculated for each holder by (i) dividing the total dollar amount of capital previously invested into the Company by such holder to purchase all Shares held, by (ii) the total dollar amount of capital previously invested into the Company by all holders to purchase all Shares held, and (iii) multiplying such resulting number by $2,640,000, and (iv) dividing such resulting number by $1.0435.

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Except as specifically amended herein, the Operating Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the day and year first above written.

CLIP INTERACTIVE, LLC:

By: /s/ Michael Lawless
Michael Lawless
Chief Executive Officer

FOUNDER:

By: /s/Jeffrey Thramann
Jeffrey Thramann

[N.B. This Amendment of the Operating Agreement was approved via separate written consents of the required shareholders as of March 22, 2019.]

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